Exhibit 10.2

ELANDIA INTERNATIONAL INC.,

a Delaware corporation

FIRST AMENDMENT TO

PREFERRED STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT dated as of February 28, 2008 (this “Amendment”), is entered into by and between ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”); and STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (“SIBL” or the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser entered into that certain Preferred Stock Purchase Agreement, dated as of February 20, 2008 (the “Original Agreement”), whereby the Purchaser agreed to purchase and the Company agreed to sell, for an aggregate purchase price of $40,000,000, (i) 5,925,926 shares of shares of the Company’s Series B Convertible Preferred Stock, $0.00001 par value per share (the “Series B Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 4,158,000 shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), subject to adjustment as provided in the Warrants;

WHEREAS, subject to the terms and conditions of the Original Agreement, the Company and Purchaser agreed to close on the first purchase of shares of Series B Preferred Stock and the Warrants (the “First Closing”) within seven (7) days following the appointment of Mr. Pedro (Pete) Pizarro (“Pizarro”) as Chief Executive Officer of the Company in accordance with the terms of the employment agreement attached as Exhibit D to the Original Agreement (the “Pizarro Employment Agreement”) (the date of such First Closing, the “First Closing Date”);

WHEREAS, thereafter, the Company and Purchaser agreed to close on each subsequent purchase of shares of Series B Preferred Stock in accordance with the funding schedule set forth in the Original Agreement (the date of each closing hereunder, a “Closing Date”); and

WHEREAS, notwithstanding the foregoing, the Company and the Purchaser desire to amend the Original Agreement to accelerate the final four purchases of shares of Series B Preferred Stock and to provide, among other things, for the purchase by the Purchaser of (i) 1,185,184 shares of the Series B Preferred Stock and (ii) the Warrants to purchase 4,158,000 shares of the Company’s Common Stock, for an aggregate purchase price of $8,000,000, on the terms and conditions set forth in the Original Agreement as amended hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Agreement.

2. Agreement to Purchase Series B Preferred Stock; Purchase Price. Subject to the terms and conditions in the Original Agreement, as amended hereby, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchaser 1,185,184 shares of the Series B Preferred Stock and Warrants to purchase 4,158,000 shares of Common Stock, for an aggregate purchase price of $8,000,000, on the terms and conditions set forth in the Original Agreement as amended hereby. Delivery of the shares of Series B Preferred Stock and Warrants to be purchased by the Purchaser hereunder shall be made in the form of one or more certificates, registered in such names as the Purchaser may specify. Payment of the aggregate purchase price for such shares of Series B Preferred Stock and Warrants shall be made by the Purchaser in the form specifically agreed by the parties or by wire transfer to an account of the Company, by 5:00 PM, Eastern Standard Time, on February 27, 2008 (the “Closing”).

3. Waiver of Conditions Precedent to First Closing Date. For purposes of this Amendment and the advance described herein, Purchaser agrees to waive the conditions precedent to closing as described in the Original Agreement. Notwithstanding the foregoing, Purchaser does not waive any conditions precedent to the First Closing or any subsequent purchases and Purchaser shall not be obligated to purchase any additional shares of Series B Preferred Stock until such time as any and all conditions to closing described in the Original Agreement, including, but not limited to, the conditions to the First Closing as described in Section 1(b) of the Original Agreement, have been met.

4. Use of Proceeds. The Company shall use the proceeds from the sale of the Series B Preferred Stock and Warrants (i) to purchase the obligations due to Laurus Master Fund, Ltd. (“Laurus”) for all indebtedness owed by the Company’s subsidiary, Latin Node, Inc., to Laurus including, without limitation, indebtedness owed pursuant to that certain Secured Revolving Note and Secured Convertible Term Note executed by Latin Node, Inc. in favor of Laurus and (ii) for general working capital needs, in accordance with the Company’s business plan as approved by management and the board of directors.

5. Miscellaneous.

(a) The Original Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.

(b) The Company’s representations and warranties contained in the Original Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Company has performed all covenants and agreements required to be performed pursuant to the Original Agreement in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the Original Agreement.

(c) In the event of any conflict between the terms or provisions of this Amendment and the Original Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Original Agreement shall remain in full force and effect.

(d) Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the Original Agreement.

(e) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

(f) The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Amendment and consummation of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof. At the Closing, the Company shall reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation of performance of this Amendment, including without limitation reasonable fees and disbursements of counsel to the Purchaser.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ELANDIA INTERNATIONAL INC.

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

PURCHASER:

STANFORD INTERNATIONAL BANK, LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

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